Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST NEW YORK, NY 10001 ———— TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com June 20, 2023

FIRM/AFFILIATE

OFFICES

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BOSTON

CHICAGO

HOUSTON

LOS ANGELES

PALO ALTO

WASHINGTON, D.C.

WILMINGTON

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BEIJING

BRUSSELS

FRANKFURT

HONG KONG

LONDON

MUNICH

PARIS

SÃO PAULO

SEOUL

SHANGHAI

SINGAPORE

TOKYO

TORONTO

Global Indemnity Group, LLC

112 S. French Street, Suite 105

Wilmington, DE 19801

Re:	Global Indemnity Group, LLC
Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special United States counsel to Global Indemnity Group, LLC, a Delaware limited liability company (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (together with the exhibits thereto, the “Registration Statement”) to be filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), relating to the registration of up to 2,500,000 Class A Common Shares, no par value per share (the “Shares”), of the Company, issuable pursuant to the Global Indemnity Group, LLC 2023 Share Incentive Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a) the Registration Statement in the form to be filed with the Commission on the date hereof;

(b) the Plan;

(c) an executed copy of a certificate of Stephen W. Ries, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Global Indemnity Group, LLC

June 20, 2023

(d) a copy of the Company’s Certificate of Formation (the “Certificate of Formation”), certified by the Secretary of State of the State of Delaware as of June 15, 2023, and certified pursuant to the Secretary’s Certificate;

(e) a copy of the Company’s Second Amended and Restated Limited Liability Agreement (the “LLC Agreement” and, together with the Certificate of Formation, the “Organizational Documents”), as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate; and

(f) a copy of certain resolutions of the Board of Directors of the Company adopted on June 1, 2023, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate, limited liability company or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) the Shares will be issued in book-entry form and an appropriate account statement evidencing the Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent and registrar, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company, (iii) each award agreement under which nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and certain other awards are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the issuance of the Shares does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents).

Global Indemnity Group, LLC

June 20, 2023

We do not express any opinion with respect to the laws of any jurisdiction other than the Delaware Limited Liability Company Act (the “DLLCA”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite limited liability company action on the part of the Company under the DLLCA and, when the Shares are issued to the participants in accordance with the terms and conditions of the Plan and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and under the DLLCA, the holders of the Class A Common Shares will have no obligation to make further payments for the purchase of such Class A Common Shares or contributions to the Company solely by reason of their ownership of such Class A Common Shares except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

DSY